Exhibit 99.1

Press Release February 9, 2023	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Expands Leadership, Naming Barry T. Schneider

President and Chief Operating Officer

FORT WAYNE, INDIANA, February 9, 2023 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that the company’s board of directors approved the appointment of Barry T. Schneider to the newly created position of President and Chief Operating Officer of the company, effective March 1, 2023.

Mr. Schneider has been an integral participant in the growth of the company’s steel operations. Mr. Schneider, a 28-year veteran of the company, has been its Senior Vice President, Flat Roll Steel Group, since March 2016, responsible for the company’s flat roll steel operations, comprised of three steel mills and numerous processing and value-added coating lines. Before that, Mr. Schneider served in various operational and leadership roles within the company’s steel operations, including its Engineered Bar Products and Butler Flat Roll divisions. Mr. Schneider has been involved in numerous construction and startup projects and was also part of the team that constructed the company’s first steel mill in Butler, Indiana, in 1994. Mr. Schneider earned a bachelor's degree in mechanical engineering and a master of science in engineering management from Rose-Hulman Institute of Technology. He also received an Executive Certificate in Technology, Operations, and Value Chain Management from the MIT Sloan School of Management. In addition, Mr. Schneider serves as a director for the Association of Iron & Steel Technology.

In his new role, Mr. Schneider will continue to fulfill his current responsibilities and also assume responsibility of the company’s long products steel group, steel fabrication platform, and metals recycling platform, and as such, Chris Graham (Senior Vice President, Long Products Steel Group, and President of the long product steel companies), Miguel Alvarez (Senior Vice President, Metals Recycling, and President of OmniSource), and Jim Anderson (Senior Vice President, Steel Fabrication, and President of New Millennium Building Systems) will report to Mr. Schneider. Mr. Schneider will continue to report to Mark D. Millett, the company’s Chairman and Chief Executive Officer in his new role. Theresa E. Wagler (Executive Vice President, Chief Financial Officer) and Glenn Pushis (Senior Vice President, Special Projects, and President of the company’s Aluminum Dynamics joint venture) will both also continue to report to Mr. Millett.

“This appointment is in recognition of our ongoing meaningful growth strategy, and the need for continued growth and talent development within our leadership teams,” stated Mark D. Millett, Chairman and Chief Executive Officer. “The entire senior leadership team and all of our 12,000 team members have placed Steel Dynamics in a position of strength and competitive differentiation. Barry’s new assignment recognizes the broad leadership role he has played. He and I have worked together since the founding of the company, and he has been an important part of the incredible team that has driven our success.”

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant-bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This report contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate","intend","believe","estimate","plan","seek","project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking", subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel and North American aluminum flat rolled supply deficit, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues, such as the COVID-19 pandemic; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, or other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations or regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance; (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; (17) the impacts of impairment charges; (18) unanticipated difficulties in integrating or starting up new assets; and (19) risks and uncertainties involving product and/or technology development.

More specifically, refer to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com under “Investors — SEC Filings”.

Contact: Investor Relations — +1.260.969.3500